Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

CID Holdco, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	51,000,000	$0.2302	$11,740,200.00	0.0001381	$1,621.32

Total Offering Amounts:							$11,740,200.00		1,621.32
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,621.32

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The amount registered consists of shares of the Registrant's common stock that may be offered and sold by the selling securityholder.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Stock Market LLC on April 22, 2026, in accordance with Rule 457(c) of the Securities Act.